NEW CENTURY PORTFOLIOS

Secretary’s Certificate

I, Nicole M. Tremblay, the Secretary of New Century Portfolios (the “Trust”), a Massachusetts business trust, do hereby certify that the following is a true and correct copy of resolutions adopted by the Board of Trustees of the Trust via a Unanimous Consent, all as more fully set forth in the minute books of the Trust.

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Approval of Fidelity Bond.

RESOLVED, that after considering all relevant factors, including the value of the Trust’s assets, the type and terms of the arrangements made for the custody and safekeeping of such assets, the amount of premium for such bond and the nature of each Portfolio’s investment securities, the Trust shall maintain its blanket bond, having coverage of $750,000, issued by the Federal Insurance Company, such amount and terms being appropriate for the protection of the Trust and its shareholders; and it is further

RESOLVED, that Nicole M. Tremblay, Chief Compliance Officer, Chief Financial Officer, Secretary and Treasurer of the Trust, be, and she hereby is, designated as the officer responsible for making the necessary filings and giving notices required by paragraph (g) of Rule 17g-1 under the 1940 Act.

IN WITNESS WHEREOF, the undersigned has caused this Secretary’s Certificate to be signed on this 9th day of March, 2007.

NEW CENTURY PORTFOLIOS
/s/ Nicole M. Tremblay
Nicole M. Tremblay, Esq.
Chief Compliance Officer & Secretary